Exhibit 10.2

2019 Long-Term Incentive Plan
W. R. Berkley Corporation
EFFECTIVE JANUARY 1, 2019

i

W. R. Berkley Corporation
2019 Long-Term Incentive Plan
ARTICLE 1.
Establishment, Purpose, and Duration
1.1 Establishment.  W. R. Berkley Corporation, a Delaware corporation (hereinafter referred to as the “Company”), establishes a long-term incentive plan to be known as the W. R. Berkley Corporation 2019 Long-Term Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.
The Plan permits the grant of Performance Units whose payout in cash depends on the long-term performance of the Company and/or Participants during a Performance Period.
The Plan shall be effective as of January 1, 2019 (the “Effective Date”) and remain in effect until terminated by the Company.
1.2 Purpose of the Plan.  The primary purposes of the Plan are to (a) encourage teamwork among Participants to help achieve the Company’s long-term goals; (b) reward performance with pay that varies in relation to the Company’s and/or Participant’s performance; and (c) provide a means through which the Company may attract, motivate, and retain individuals who can assist the Company in achieving its long-term goals.
ARTICLE 2.
Definitions
Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.
2.1 “Affiliate” shall mean an “Affiliate” of the Company as such term is defined in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.
2.2 “Annual Award Limit” has the meaning set forth in Article 4.
2.3  “Award” means a grant of one or more Performance Units under Article 6.
2.4 “Award Agreement” means either (i) a written agreement, including in an electronic format, entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written statement, including in an electronic format, issued by the Company to a Participant describing the terms and provisions of such Award.
2.5 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.6 “Change in Control” shall have the meaning ascribed thereto in the Company’s 2018 Stock Incentive Plan, as amended and/or restated from time to time, or any successor plan thereto.
2.7 “Committee” means the Compensation Committee of the Board, or any other committee designated by the Board to administer this Plan.  The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.
2.8 “Company” means W. R. Berkley Corporation, a Delaware corporation, and any successor thereto as provided in Article 14 herein.
2.9 “Director” means any individual who is a member of the Board.
2.10 “Effective Date” has the meaning set forth in Section 1.1.
2.11 “Employee” means any employee of the Company, an Affiliate, and/or a Subsidiary.
2.12 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor act thereto.
2.13 “Insider” shall mean an individual who has been determined by the Company to be an “insider” for purposes of Section 16 of the Exchange Act.
2.14 “Participant” means any eligible person as set forth in Article 5 to whom an Award is granted.
2.15 “Performance Measures” means one or more measures on which the performance goals, with respect to any Performance Period, are based, as determined by the Committee in its sole discretion.
2.16 “Performance Period” means the period of time, which must be no shorter than a Plan Year and no longer than five years, as determined by the Committee, during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.
2.17 “Performance Unit” means an Award granted to a Participant, as described in Article 6.
2.18 “Plan” means this W. R. Berkley Corporation 2019 Long-Term Incentive Plan.
2.19 “Plan Year” means the Company’s fiscal year.
2.20 “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

ARTICLE 3.
Administration
3.1 General.  The Committee shall be responsible for administering the Plan, subject to this Article 3 and the other provisions of the Plan.  The Committee may employ attorneys, consultants, accountants, agents, and other persons, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, and valuations of any such persons.  A majority of the Committee shall constitute a quorum.  Committee decisions and determinations shall be made by a majority of its members present at a meeting at which a quorum is present, and all actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested persons.
3.2 Authority of the Committee.  The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of the Plan and any Award Agreement or other agreement or document ancillary to or in connection with the Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering the Plan as the Committee may deem necessary or proper.  Such authority shall include, but not be limited to, selecting Award recipients, granting Awards, establishing all Award terms and conditions, including the number of Performance Units subject to each Award and/or the amount and value and/or maximum value for each Award, as applicable, and such other terms and conditions as set forth in Award Agreements, and subject to Article 12, adopting modifications and amendments to the Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, an Affiliate, or a Subsidiary operates.
3.3 Delegation.  The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or a Subsidiary or an Affiliate or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any person to whom it has delegated duties or powers as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.  The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee can: (a) designate Employees to be recipients of Awards; and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.
ARTICLE 4.
Annual Award Limit
The maximum aggregate amount awarded or credited with respect to Awards to any one Participant in any one Plan Year may not exceed ten million dollars ($10,000,000) (“Annual Award Limit”), plus the amount of the Participant's unused applicable Annual Award Limit as of the close of the previous Plan Year.

ARTICLE 5.
Eligibility and Participation
5.1 Eligibility.  Individuals eligible to participate in this Plan include all Employees.
5.2 Actual Participation.  Subject to the provisions of the Plan, the Committee may, from time to time, select from among all Employees those to whom Awards shall be granted.  Only those Employees selected by the Committee to receive an Award shall be granted an Award and become a Participant.
ARTICLE 6.
Performance Units
6.1 Grant of Performance Units.  Subject to the terms and provisions of the Plan, the Committee may, at any time and from time to time, grant Performance Units to Participants in such amounts and upon such terms as the Committee shall determine.
6.2 Value of Performance Units.  Each Performance Unit shall have an initial value, which may be zero, which is established by the Committee at the time of grant.  The Committee shall set performance goals for a Performance Period in its discretion which, depending on the extent to which they are met, will determine the value of Performance Units that will be paid out to the Participant.
6.3 Earning of Performance Units.  Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive payout on the value and number of Performance Units earned by the Participant over the Performance Period, which value and number shall be determined as a function of the extent to which the corresponding performance goals have been achieved and may also be based on a Participant’s continued employment.
6.4 Form and Timing of Payment of Performance Units.  Payment of earned Performance Units shall be as determined by the Committee and as evidenced in the Award Agreement.  Subject to the terms of the Plan, earned Performance Units shall be paid in cash equal to the value of the earned Performance Units as soon as practicable after the end of the Performance Period or as otherwise set forth in the Award Agreement.
6.5 Termination of Employment.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units, the extent to which such Performance Units shall be forfeited and the extent to which the value of any Performance Units will be paid out in cash to the Participant at or following termination of the Participant’s employment with the Company, and all Affiliates and Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

6.6 Nontransferability.  Except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than to a designated beneficiary upon death, by will, or by the laws of descent and distribution.
ARTICLE 7.
Performance Measures
7.1 Performance Measures.  With respect to any Performance Period, the payment or vesting of an Award shall be determined based on the achievement of performance goals pursuant to one or more Performance Measures established by the Committee in its sole discretion.  The Performance Measures for any particular Award shall be set forth in the applicable Award Agreement as determined by the Committee and need not be uniform among Participants.
7.2 Evaluation of Performance.  The Committee may provide in any Award Agreement or at any time thereafter that any calculation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs or impairments, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax or securities laws, accounting principles, or other laws or provisions affecting reported results, (d) reorganization, restructuring and recapitalization programs, (e) unusual or infrequent items pursuant to GAAP and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, (g) foreign exchange gains and losses, (h) stock repurchases and imputed income on stock repurchases, (i) payment of dividends or distributions on equity, (j) accrual of tax expense from all the Awards made under the Plan, (k) such other event not in the ordinary course of business, (l) a change in the Company’s fiscal year, and (m) such other events determined by the Committee in its sole discretion.
7.3 Adjustments.  The Committee may in its discretion (a) reduce or eliminate the amount of any payment under the Plan that would otherwise be made to any Participant and/or (b) determine that an amount shall be paid under the Plan that is greater than what would apply under the applicable performance goals, based on individual performance or any other criteria as the Committee deems appropriate.
ARTICLE 8.
Beneficiary Designation
Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit.  Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and shall become effective only when filed by the Participant in writing, including an electronic writing, with the Company during the Participant’s lifetime.  In the absence of any such designation, earned benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

ARTICLE 9.
Deferrals
The Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash that would otherwise be due to such Participant by virtue of the satisfaction of any requirements or performance goals with respect to Awards.  If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.
ARTICLE 10.
Rights of Participants
10.1 Employment.  Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, an Affiliate, or a Subsidiary to terminate any Participant’s employment any time or for any reason not prohibited by law, or confer upon any Participant any right to continue his or her employment for any specified period of time.
Neither an Award hereunder nor the Plan nor any benefits arising under this Plan shall constitute an employment contract between the Participant and the Company, an Affiliate, or a Subsidiary and, accordingly, shall not restrict or prohibit the Company, an Affiliate, or a Subsidiary from terminating such Participant’s employment at any time and for any reason.
10.2 Participation.  No individual shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award.
ARTICLE 11.
Change in Control
Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, the treatment of any outstanding Awards shall be governed by the provisions of the applicable Award Agreements.
ARTICLE 12.
Amendment, Modification, Suspension, and Termination
12.1 Amendment, Modification, Suspension, and Termination.  Subject to Section 12.2, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan and any Award Agreement in whole or in part.

12.2 Awards Previously Granted.  Notwithstanding any other provision of the Plan to the contrary but subject to Sections 7.2 and 7.3 herein, no termination, amendment, suspension, or modification of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.
ARTICLE 13.
Withholding
The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount necessary to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.
ARTICLE 14.
Successors
All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
ARTICLE 15.
General Provisions
15.1 Forfeiture Events.
(a)   The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award.  Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company, an Affiliate, and/or a Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, any Affiliates, and/or any Subsidiaries.
(b) Any amounts payable to Participants under this Plan shall be subject to forfeiture as and to the extent provided in Section 304 of the Sarbanes-Oxley Act of 2002 or other applicable law.
15.2 Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

15.3 Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
15.4 Requirements of Law.  The granting of Awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
15.5 Unfunded Plan.  Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, a Subsidiary, or an Affiliate may make to aid the Company in meeting its obligations under the Plan.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind (other than a rabbi trust, as described below, if instituted), or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person.  To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be.  All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary or an Affiliate, as determined by the Committee, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts; provided, however, that the Company may establish a grantor trust within the meaning of IRS Revenue Procedure 92-64 (a “rabbi trust”) and fund such trust for the purpose of providing payments when due hereunder.
15.6 Retirement and Welfare Plans.  Neither Awards made under the Plan nor cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a participant’s benefit.
15.7 Nonexclusivity of the Plan.  The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.
15.8 No Constraint on Corporate Action.  Nothing in this Plan shall be construed to (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

15.9 Governing Law.  The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts and choice of law rules or principles that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.  Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.
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